UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
____________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported): July 31, 2006

VitalStream Holdings, Inc.
(Exact Name of Registrant as Specified in its Charter)

Nevada	000-17020	87-0429944
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

555 Anton Boulevard, Suite 400 Costa Mesa, California	92626
(Address of Principal Executive Offices)	(Zip Code)

Registrant's Telephone Number, Including Area Code: (714) 549-5300

N/A
(Former name, former address, and formal fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[   ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 1.01 Entry Into a Material Definitive Agreement.

VitalStream Holdings, Inc. (the “Company”) entered into a Sublease Agreement (the “Sublease”) with Oracle USA, Inc. (the “Sublandlord”) on July 31, 2006, with respect to office space located at 555 Anton Boulevard, Suite 400, in Costa Mesa, California. The commencement date of the Sublease is October 13, 2006, and the subject premises became the Company’s principal business office on October 30, 2006.

The Sublease relates to approximately 20,128 square feet of office space. The term of the Sublease expires on May 31, 2009, and the Company’s base rent under the lease is $36,230 per month during the first year (subject to a 3 month rent abatement), $37,236 per month during the second year and $38,243 per month thereafter. The Company is also required to pay its percentage share of certain operating cost increases over a base year. The Sublease includes a right of first refusal for all or any part of the floor above the leased premises, subject to master landlord consent, and the right to use certain furniture.

The foregoing provides only a brief summary of selected provisions of the Sublease, is not complete, and is qualified in its entirety by reference to the copy of the Sublease attached to this Form 8-K as Exhibit 10.1

Item 9.01 Financial Statements and Exhibits

(c) Exhibits

10.1 Sublease Agreement between Oracle USA, Inc., and the Company

SIGNATURES

Pursuant to the requirements of the Securities Exchange of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VitalStream Holdings, Inc.

Dated: November 2, 2006	By:	/s/ Philip N. Kaplan
Philip N. Kaplan
President & Chief Operating Officer